Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38923, 333-43694, 333-43696, and 333-113574) of
Paxar Corporation of our report dated March 5, 2003, except for the Restatement section of Note 2, as to which the date is March 5, 2004 relating to the consolidated financial statements of Paxar Corporation, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 5, 2003, except for the Restatement section of Note 2, as to which the date is March 5, 2004 relating to the financial schedule, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP

New York, New York
March 4, 2005